NEWS RELEASE
Released by PR Newswire                For Immediate Release


             AMERICAN INDUSTRIAL PROPERTIES REIT
               ANNOUNCES $20 MILLION PLACEMENT
            OF SENIOR CONVERTIBLE DEBT SECURITIES


      Dallas, Texas, May 2, 1997 - American Industrial Properties REIT [NYSE:IND] (the "Trust") today announced that an agreement has been signed with Morgan Stanley Asset Management Inc. ("MSAM") and an affiliate of MSAM whereby such affiliate and clients of MSAM (collectively, the "Purchasers") have agreed to purchase up to $20,000,000 of senior convertible debt securities (the "Debt") of the Trust, subject to certain conditions, including the execution of definitive agreements. The Trust will use these proceeds for the acquisition of real estate properties. The Debt will be acquired by the Purchasers as the Trust identifies properties to acquire and such properties are approved for purchase by MSAM and the Investment Committee of the Board of Trust Managers. Upon receipt of shareholder approval for the conversion of the Debt, the Board of Trust Managers will be expanded from the current five members to seven members and two representatives of MSAM will be added to the Board.

      The Debt will be non interest-bearing and, subject to shareholder approval, convertible into common shares of the Trust at the rate of $2.45 per share. The Trust currently expects to present its shareholders with proposals to approve the conversion of the Debt and to increase the authorized shares of the Trust at its Annual Meeting of Shareholders to be held on June 30, 1997. If these proposals are not approved by the Shareholders, the Debt will begin to accrue interest at 10% per annum, payable quarterly, with the full principal amount due in two years. If the Shareholders approve these proposals and the full amount of the Debt has been advanced (the amount of the Debt will be limited such that the Purchasers' ownership in the aggregate after conversion will not exceed 37.8% of the common shares outstanding immediately after such conversion), the Debt will be converted into a maximum of 8,163,265 common shares of the Trust. In addition to various other conditions, the Trust in certain instances will be restricted from issuing additional debt or senior equity securities without the consent of MSAM.

      Charles W. Wolcott, President and CEO of the Trust, stated "We are pleased to have received this funding commitment from Morgan Stanley Asset Management and its affiliates. Morgan Stanley is one of the premier names in real estate investing and their involvement in our growth plan, including participation on the Trust's Board, will add immeasurably to our success."

      Prudential Securities, Inc. served as the financial advisor to the Trust in connection with this transaction.

       American  Industrial  Properties  REIT  is  a   self-
administered  equity real estate investment trust  that  has
acquired,   managed  and  improved  industrial   and   other
commercial properties since 1985.

      The Debt will not be and has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.


For information, contact:
Charles W. Wolcott
President
(972) 550-6053